[PROGRESS ENERGY LOGO]

H. WILLIAM HABERMEYER, JR. PRESIDENT AND CHIEF EXECUTIVE OFFICER PROGRESS ENERGY FLORIDA, INC.

January 28, 2005

HAND DELIVERY

The Honorable Braulio L. Baez, Chairman
Florida Public Service Commission
2540 Shumard Oak Boulevard
Tallahassee, Florida 32399-0850

      Re: Test Year Notification

Dear Chairman Baez:

        Progress Energy Florida has been operating since mid-2002 under the terms of a Stipulation and Settlement approved by the Commission in Order. No. PSC-02-0655-AS-EI (the “Stipulation”), which resolved all outstanding issues in the Company’s then-pending base rate proceeding. The Stipulation provided for, among other things, a permanent base rate reduction, a freeze on Progress Energy’s base rates through December 31, 2005, the sharing of base rate revenues above a specified threshold between the Company and its customers, and fuel clause recovery of a return and depreciation expense for the Company’s new Hines 2 generating unit to the extent of offsetting fuel savings from the unit through December 31, 2005.

        Since the Stipulation’s approval, the Commission has approved the need for Hines Unit 3 in order for Progress Energy to continue providing adequate, reliable electric service, and to maintain its 20 percent generation reserve margin. Hines 3 is now under construction and on schedule to meet its targeted in-service date in December of this year. When fuel clause recovery for Hines 2 expires at the end of 2005, the two Hines units will add approximately $100 million to the Company’s annual revenue requirements. In addition, as a result of the unprecedented damage caused by Hurricanes Charley, Frances, Jeanne and Ivan, the Company incurred extraordinary storm-related costs currently estimated to be $366 million in a span of just six weeks in the late summer of 2004. The Company’s request to recover the retail O&M portion of these storm-related costs, $252 million under the current estimate, through the establishment of a Storm Cost Recovery Clause, is scheduled for hearing before the Commission on March 31, 2005. However, the capital portion of the Company’s retail storm-related costs, approximately $50 million, is not included in the requested recovery, which will require Progress Energy to absorb the revenue requirement of about $7.5 million associated with these capital costs until its next base rate adjustment. The pending request also does not address the need to replenish the Company’s depleted Storm Reserve or adjust the annual accrual to the Reserve in light of recent history on a going-forward basis. While a study commissioned by Progress Energy to determine the appropriate funding level for an adequate Storm Reserve is not yet final, the Company anticipates that an increase in the annual accrual in the range of $50 million will be needed to restore the Reserve to an adequate level over a reasonable time period.

        High customer expectations concerning the reliability of service provided by Progress Energy, coupled with the demands placed on the Company by strong customer growth will require even greater levels of infrastructure investment in the years immediately ahead. Great strides have been made in the enhancement of Progress Energy’s transmission and distribution system through its Commitment to Excellence initiative, and it is both incumbent on the Company and expected by its customer that these achievements in enhanced reliability continue unabated. This is a considerable challenge that Progress Energy is well positioned to undertake, but the costs it faces in doing so are substantial.

        Other significant additional costs facing Progress Energy include increased depreciation and fossil dismantlement expenses in excess of $70 million when the provisions of the Stipulation addressing these expenses expire at the end of this year. The Company also faces the prospect of significant compliance costs from participation in the GridFlorida regional transmission organization pursuant to FERC’s transmission independence initiative and this Commission’s directive in Docket No. 000824-EI. And, as is the case with most companies in our industry, Progress Energy will continue to experience the pervasive upward pressure of inflation on the Company’s costs in general, especially the rapidly increasing costs of employee healthcare and other benefit programs.

        Given the significant cost effects of these and other circumstances, Progress Energy has concluded that an application for a permanent base rate increase, effective January 1, 2006, is unavoidable. This will mark the first time since 1993 that the Company has had to seek base rate relief, a period of over 12 years. Progress Energy has been able to avoid any increase in its base rates over this period despite the addition of more than 2,300 megawatts of new generating capacity through 2005 and the investment in infrastructure to serve over 350,000 new retail customers, a third more than the number of customers the Company served in 1993.

        Progress Energy has not only avoided any base rate increases during this period, but has reduced its base rates under the Stipulation to a level that last existed in 1983. By contrast, the Consumer Price Index has increased just over 90 percent since then. The Company has been able to maintain stable base rates despite inflation of this magnitude through efficiency improvements and resulting cost reductions in all aspects of its operations, most notably the efficiencies and synergies achieved by its merger in 2000. In fact, these merger synergies were a key factor in achieving the current Stipulation, which will have produced more than $500 million in direct savings for the Company’s customers when it expires at year-end. And even though the detrimental cost effects described above have finally overtaken Progress Energy’s ability to avoid an increase in its base rates, the extent of that increase will be reduced by the Company’s ongoing efforts to realize further efficiencies, as evidenced by the reorganization and early retirement initiative that will be implemented beginning this year, with the resulting cost savings reflected in Progress Energy’s rate case filing.

        Accordingly, Progress Energy requests that calendar year 2006 be approved as the test year for its next base rate proceeding. The use of a projected 2006 test year is requested because it will best fulfill the purpose of a test year, which is to set rates based on costs and revenues that are representative of the period when the new rates will be in effect. Compared to the use of a historic test year, the costs and revenues of a projected 2006 test year are clearly more representative of the period new rates will be in effect, particularly with respect to Hines Unit 3, than is the most recent potential historic test year, 2004.1 The use of a forward-looking 2006 test year will also facilitate Progress Energy’s intention to address the issue concerning rate of return parity among the various customer classes, as well as other important cost of service and rate design issues. Consistent with its request for a 2006 test year, Progress Energy also asks approval to use the Company’s 2005 budget for the “prior year” and the Company’s 2004 actual results for the “historical year” in the preparation of its Minimum Filing Requirements (MFRs) for the case.

        In view of the expiration of the Stipulation and the scheduled commercial operation of Hines Unit 3 at the end of 2005, it is imperative that the Company’s base rate proceeding be completed on a schedule that permits the new rates to be effective on January 1, 2006. In order to provide the Company, the Commission, the Staff and other parties the benefit of knowing the parameters for such a schedule in advance, Progress Energy respectfully requests that the Commission establish the filing date for the Company’s MFRs and direct testimony as May 1, 2005, and the date by which the Commission’s final decision will be rendered as December 1, 2005. To facilitate such a schedule, if approved, Progress Energy will make a good faith effort to achieve the following:

(1)	prepare and submit MFRs at the time of initial filing that are complete and contain no actual or implied deficiencies;

(2)	adhere to a discovery response period of 20 days, unless otherwise ordered by the prehearing officer for good cause shown on a request-specific basis;

(3)	provide a timely response, expedited to the extent practicable, to all Staff rate case audit requests; and

(4)	comply with an expedited filing schedule for post-hearing briefs.

        Thank you for your assistance regarding the foregoing requests. We look forward to your response.

Sincerely, /s/ H. William Habermeyer, Jr.

cc:	Honorable J. Terry Deason, Commissioner
Honorable Rudolph "Rudy" Bradley, Commissioner
Honorable Charles M. Davidson, Commissioner
Honorable Lisa P. Edgar, Commissioner
Dr. Mary A. Bane, Executive Director
Richard D. Melson, General Counsel
Charles Hill, Deputy Executive Director
Timothy J. Devlin, Director, Division of Economic Regulation
Blanca S. Bayo, Director, Division of the Commission Clerk
  and Administrative Services
Harold McLean, Public Counsel

_________________

1 For purposes of Rule 25-6.140(1)(d), F.A.C., Progress Energy notes that it is not eligible for the proposed agency action process authorized in Section 366.06(4), F.S.